SGS LAKEFIELD RESEARCH CHILE S.A.
Puerto Madero 9600
Parque Industrial Puerto Santiago Pudahuel
Santiago, Chile

CONSENT OF INDEPENDENT LABORATORY

We hereby consent to the inclusion and reference by Searchlight Minerals Corp. in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 to be filed with the United States Securities and Exchange Commission (the “10-Q”) of our findings included in our report relating to autoclave testing and metallurgical analyses on the Clarkdale Slag Project (the “Report”).  We concur with the discussion and summary of our Report as they appear in the 10-Q and consent to our being named as an expert therein.

SGS LAKEFIELD RESEARCH CHILE S.A.

By: Reinaldo Barrera L.

Dated: November 10, 2011